ARTICLES OF AMENDMENT

OF

JX Luxventure Group Inc.

Reg. No. 52900

REPUBLIC OF THE MARSHALL ISLANDS

REGISTRAR OF CORPORATIONS

DUPLICATE COPY

The original of this Document was filed in
accordance with Section 5 of the
Business Corporations Act on

NON RESIDENT

November 18, 2025

Peggy Yeung
Deputy Registrar

ARTICLES OF AMENDMENT
TO THE AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF
JX LUXVENTURE GROUP INC.
PURSUANT TO SECTION 90 OF THE MARSHALL ISLANDS BUSINESS
CORPORATIONS ACT

The undersigned, Sun Lei, the Chief Executive Officer of JX Luxventure Group Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands (the "Corporation"), for the purpose of amending the Amended and Restated Articles of Incorporation of said Corporation pursuant to Section 90 of the Business Corporations Act, as amended ("BCA"), hereby certifies that:

1. The name of the Corporation is JX Luxventure Group Inc.

2. The Articles of Incorporation of the Corporation were filed with the Registrar of Corporations on January 26, 2012. The Articles of Incorporation were amended by Articles of Amendment filed on March 22, 2012; were subsequently amended and restated in their entirety on October 30, 2012, and were further amended on October 31, 2014, February 3, 2017, June 21, 2021, October 4, 2021, April 25, 2023 and December 27, 2024 (the "Restated Articles").

3. Section 5 of Article IV of the Restated Articles shall hereby be deleted and replaced in its entirety, stating the following:

> "Effective upon the filing of these Articles of Amendment (the "Effective Time"), every fifteen (15) shares of the Corporation's Common Stock then issued and outstanding shall automatically, and without any action of the Corporation or any holder thereof, be combined, converted, and changed into one (1) validly issued and non-assessable share of Common Stock without any change of the par value per share or the total authorized number of shares of capital stock the Corporation is authorized to issue. No fractional shares shall be issued, and in lieu of issuing any such fractional shares, shares resulting from the Reverse Stock Split will be rounded up to the nearest whole share of Common Stock, and shareholders who would otherwise be entitled to receive fractional shares will instead receive a whole share of Common Stock."

4. All other provisions of the Restated Articles shall remain unchanged.

5. These Articles of Amendment to the Restated Articles were approved on October 20, 2025, by the resolutions of the Board of Directors, acting by unanimous written consent and on November 6, 2025, by written consent of holders of a majority of voting capital stock of the Corporation, in lieu of a meeting, in accordance with Section 67(1) of BCA and the Restated Articles.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on this 18th day of November, 2025.

Sun Lei
Chief Executive Officer